Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE October 6, 2014	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Gives Further Update on Revolving Credit Facility Refinancing

HOUSTON, TX – (October 6, 2014) Cal Dive International, Inc. (NYSE: DVR) (the "Company") announced today that it is continuing to work with several financial institutions towards a refinancing of the Company's first lien revolving credit facility in an amount up to its previous capacity of $125.0 million, and expects the refinancing to be completed by the end of this week. The Company is also working with its existing second lien facility lenders on an amendment to that facility that will be entered into at the same time as the refinancing is closed.  Although the refinancing was not finalized by the September 30 deadline required by the terms of waivers previously granted by the Company's existing first lien revolving credit facility lenders and second lien facility lenders, those lenders are working cooperatively with the Company to allow extra time needed to complete the refinancing.
About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.